Exhibit 99.1

FBL Financial Group Announces Reinsurance Transaction

WEST DES MOINES, Iowa--(BUSINESS WIRE)--October 29, 2009--FBL Financial Group, Inc. (NYSE: FFG) today announced an agreement with EMC National Life Company (EMCNL), whereby EMCNL will recapture a block of annuities and life insurance policies with reserves totaling $250 million. The effective date for this transaction is October 1, 2009 with a planned closing by October 30, 2009.

As a result of this recapture transaction, FBL Financial Group subsidiary EquiTrust Life Insurance Company expects to record an after-tax gain of $9 million on a generally accepted accounting principles basis and an after-tax gain of $20 million on a statutory basis. The forgone after-tax GAAP earnings from this block of business, after reinvestment of proceeds, are approximately $0.7 million per quarter.

This business includes annuities, universal life and permanent life insurance originally written by National Travelers Life Company (a company which merged with Employers Modern Life Company in 2003 to create EMCNL). EquiTrust Life originally assumed this business as part of a closed block transaction in 2001.

“We are pleased to announce this transaction as one of many steps that FBL Financial Group is taking to strengthen its capital position,” said Chief Executive Officer James E. Hohmann. “This transaction increases EquiTrust Life’s statutory capital and is expected to increase its company action level risk-based capital ratio by approximately 20 percentage points.”

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com